EXHIBIT 10.25

FIRST AMENDMENT TO
MUTUAL RELEASE AGREEMENT

             THIS First Amendment to the Mutual Release Agreement (the “First Amendment”), made and entered into this 25th day of July, 2001, by and between BYL BANK GROUP (the "Bank"), a California banking corporation, BYL BANCORP (“BYL”), a California corporation, and ROBERT UCCIFERRI (hereinafter called the "Employee").

W I T N E S S E T H:

             WHEREAS, the Employee is currently in the employ of BYL and the Bank, serving as President and Chief Executive Officer of BYL and the Bank;

             WHEREAS, BYL, the Bank and Employee entered into a Mutual Release Agreement in order to allow for Employee becoming a consultant and eventually retiring from serving as President and Chief Executive Officer of BYL and the Bank upon a proposed acquisition (the “Acquisition”) of BYL and the Bank by PBOC Holdings, Inc. and People’s Bank of California;

             WHEREAS, the Acquisition was terminated on May 2, 2001, and as a result, Employee’s employment agreement with the Bank is still in effect;

             WHEREAS, upon receipt of all necessary regulatory approvals of Employee’s successor as President and Chief Executive Officer of BYL and the Bank, the Employee desires to terminate his employment agreement with the Bank, enter into a Consulting Agreement with the Bank with a term that will expire on December 31, 2003, and further amend the Employee’s Salary Continuation Agreement (“SCA”) dated November 28, 1995, as amended December 20, 2000;

             NOW, THEREFORE, in consideration of the services to be performed in the future as well as the mutual promises and covenants herein contained, it is agreed as follows:

1.          Section 2.1 is amended in full as follows:

             “2.1      Termination of Employment.  In exchange for the consideration contained in this Agreement, the sufficiency of which is hereby acknowledged by Employee, Employee agrees to resign his employment with Employer and terminate the Employment Agreement and hereby release the Employer, as further detailed below, from any liability relating to his employment relationship with the Employer and termination thereof, upon receipt of all necessary regulatory approvals of Employee’s successor as President and Chief Executive Officer of BYL and the Bank.”

2.          Section 2.2 is amended to read in full as follows:

             “2.2      Board of Directors.  Upon receipt of all necessary regulatory approvals of Employee’s successor as President and Chief Executive Officer of BYL and the Bank, Employee shall resign from the Board of the Company and the Bank.”

3.          Section 2.3 is amended to read in full as follows:

             “2.3      Executive Salary Continuation Agreement and Consulting Agreement. Employee and the Bank have agreed to the SCA dated November 28, 1995, as amended December 20, 2000.  It is the desire of Employer that Employee’s services be retained as a Consultant and the SCA be amended by a Second Amendment to the SCA dated July 25, 2001 (the “Second Amendment”).  The SCA and Second Amendment are attached hereto as Exhibit “A” and incorporated herein by this reference.  In addition to the SCA and Second Amendment, Employee is willing to continue to provide services to Employer as a consultant under a separate Consulting Agreement, as amended.  The Consulting Agreement, dated December 20, 2000, as amended, which is attached hereto as Exhibit “B and incorporated herein by this reference provides, in part, that Consultant will receive the annualized sum of $64,700, payable on the first and 15th of each month, commencing August 15, 2001, plus certain benefits until December 31, 2003.  The SCA, as amended, provides, in pertinent part, that Employer will pay to Employee, beginning immediately after December 31, 2003, the annualized sum of $64,700, payable semi-monthly, until December 31, 2113; subject to the conditions and limitations set forth therein.  Employer agrees to undertake the obligations under the SCA, as amended, and the Consulting Agreement, as amended, in consideration of Employee agreeing to a full release of any and all claims that Employee has against Employer as provided in this Agreement.”

4.          Section 2.5 is amended to read in full as follows:

             “2.5      Bank Accruals.  The Bank has expensed on a discounted cash flow basis any and all payments needed to fully fund the SCA, which the parties acknowledge is in full force and effect, estimated to be a pre-tax payment of approximately $100,000.  Over the next three years, the Bank agrees to book the remaining accruals to reach the $434,862 retirement liability, estimated to be approximately $97,577.  The Bank shall take no action to jeopardize Consultant’s Salary Continuation Agreement.”

5.          Capitalized terms used herein and not otherwise defined shall have the same meaning as set forth in the Mutual Release Agreement.

6.          This First Amendment may be entered into in one or more counterparts, all of which shall be considered one in the same instrument, and it shall become effective when one or more counterparts have been signed by each of the Bank and the Employee and delivered to the other Party, it being understood that all Parties need not sign the same counterpart.

7.          Except as herein amended, the Mutual Release Agreement shall remain in full force and effect.

8.          This First Amendment shall be governed by and construed in accordance with the laws of the State of California.

9.          The terms and conditions of this First Amendment are subject to the approval of any necessary regulatory agency.

             IN WITNESS WHEREOF, BYL and the Bank have caused this Agreement to be duly executed, pursuant to a resolution approved by its Board of Directors, by its Chairman of the Board and its corporate seal affixed, duly attested by its secretary and the Employee has hereunto set his hand and seal at Orange, California, the day and year above written.

BYL BANCORP		BYL BANK GROUP

By:	/s/ H. Rhoads Martin, Jr.	By:	/s/ H. Rhoads Martin, Jr.

	H. Rhoads Martin, Jr.	H. Rhoads Martin, Jr.
	Chairman of the Board	Chairman of the Board

By:	/s/ John F. Myers	By:	/s/ John F. Myers

	John F. Myers, Secretary	John F. Myers, Secretary

EMPLOYEE:

/s/ Robert Ucciferri

Robert Ucciferri

1400 Lodge Pole

Hemet, CA

(Address)